As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-XXXX

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______Global Electronic Recovery Corp.______
(Exact name of registrant as specified in its charter)

NEVADA	4955	Applied For
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

Global Electronic Recovery Corp. 6240 West 3rd Street Suite 208, Los Angeles, California USA 90036 (310) 467-9832 (Address, Zip Code and Telephone Number of Principal Executive Offices)	Empire Stock Transfer 7251 West Lake Mead Blvd. Suite 300, Las Vegas 89128 (702) 562-4091 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock:	3,000,000	$0.10	$300,000	$75

[1] Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALLTHERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

Global Electronic Recovery Corp.
SHARES OF COMMON STOCK
No Minimum - 3,000,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering up to a total of 3,000,000 shares of common stock. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a maximum period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

David O'Neill, one of our officers and directors, will be the only person offering or selling our shares.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Maximum Net Proceeds to Us
Common Stock	$0.10	$300,000	$270,000

There is no minimum number of shares that has to be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No public market currently exists and a public market may never develop for our securities.

The date of this prospectus is _________________, 2005.

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary of Our Company

We were incorporated on September 27, 2004 under the laws of the State of Nevada and have never commenced operations, nor have we generated any revenue and are still a development stage corporation. We have no current business. We are a development stage company, with no assets, revenue, experience in the proposed line of business, or capital, and a deficit of $2,150 since our inception. Our plan of operations is to commence a business specializing in electronic waste collection, electronic waste recycling, and resource recovery.

We intend to operate an electronic waste recycling center in the city of Los Angeles, California. The recycling center will consist of a drop off depot for used electronic goods, a sorting area, and a distribution facility whereby the electronic waste is placed into containers for shipment to processing facilities. It is proposed that the waste will be sorted and shipped to processing centers from the Los Angeles recycling center. The processing centers are operated by third parties not by our company. These centers will buy the electronic waste from us based on a per pound price basis.  No negotiations or agreements, preliminary or otherwise have been entered into with any processing centers.

Our administrative office is located at 6240 West 3rd Street Suite #208, Los Angeles California, USA 90036, telephone (310) 467-9832 and our registered statutory office is located at 7251 West Lake Mead Blvd. Suite 300, Las Vegas 89128. Our fiscal year end is February 28.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this prospectus for a more detailed description of the terms of the offering.

Securities being offered	Up to 3,000,000 shares of common stock, par value $0.001
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum possible net proceeds to our company	Up to $270,000
Use of proceeds	We will use the proceeds to pay for capital expenditures, working capital and initial marketing and sales efforts. See "Use of Proceeds."

Number of shares outstanding Before the offering	3,000,000
Maximum possible number of shares outstanding After the offering	6,000,000

We will sell the shares in this offering through David O'Neill, one of our officers and directors. Mr. David O'Neill intends to offer the shares through advertisements and investment meetings and to friends of our officers and directors.

There is no minimum number of shares that have to be sold in this offering and the shares will be sold on a best efforts basis only. If we do not raise at least $200,000 in this offering we may not be able to continue with our proposed operations and we may go out of business. If we go out of business, investors may lose their entire investment.

We are not listed for trading on any exchange or an automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. We have no operating history and have maintained losses since inception which we expect to continue into the future. If the losses continue we may go out of business.

We were incorporated in September 27, 2004 and only just recently began reviewing available leasing options to open up our first end of life electronic drop off depot. We have only just completed our business plan to market and offer our end of life electronic recycling depots to individual and businesses and government agencies. We have not realized any revenues to date. We have no operating history upon which an evaluation of our future success or failure can be made. There is no net loss since inception. We expect to incur losses for the foreseeable future; therefore, we may not be able to achieve profitable operations and we may not even be able to generate any revenues. We will encounter difficulties as an early stage company in the rapidly evolving and highly marketed recycling end of life electronic industry. Therefore, the revenue and income potential of our business model is unproven.

2. If we are unable to successfully market our electronic drop of depots then our business will fail. We may require additional funds beyond this offering and we may be unable to obtain any funding.

We must successfully market our end of life electronic recycling depots services to our target markets. We require at least $200,000 to commence operations and to offer our recycling services. If we do not raise at least $200,000 we may not be able to adequately market our services and we may cease operations. We may require additional funding beyond this offering and we may not be able to obtain any funding. If we do not raise sufficient funding and we are unable to successfully market our services we will not be able to generate any revenue. Our failure to earn revenues will cause our business to fail.

3. We face substantial competition from established and new companies in our industry. If we are unable to compete with these companies our proposed business will fail.

We face intense competition from established end of life electronic recycling service companies. We may not be able to compete effectively with these companies now or in the future. Many of our potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than we have. As a result, our competitors may be able to adapt more quickly to changes in consumer requirements or may be able to devote greater resources to the promotion and sale of their services. We may not be able to compete successfully with our potential and existing competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their services. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on our business, financial condition or results of operations. To be competitive we will need to continue to invest in sales and marketing. We may not have sufficient resources to make such investments necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have relationships, to increase the visibility and utility of their services. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share. If we are unable to compete with companies in end of life electronic services industry, our proposed business will fail and you will lose your entire investment.

4. We will need to establish, protect, and promote our trade name to operate profitably. This may require obtaining a trademark. Our trademark may not be upheld if challenged and we may be prevented from using this trademark, which could harm our ability to make a profit.

We use the trade name "Global Electronic Recovery Corp." in connection with our business and plan to use it in connection with our website (www.globalelectronicrecovery.com) Our trade name is not registered with the United States Patent and Trademark Office or any state trademark office. Further, we have not developed a specific trademark to serve as a source identifier for our services. We believe a trademark will be important to our ability to create and sustain demand for our services, our website, and future offerings of advertising space or marketing strategies.

Although our operations have not been restricted as a result of any trademark disputes, significant obstacles may arise as we develop our trademark and expand our business into new geographic markets. In addition, it may be determined that our trademark violates the proprietary rights of others. Our trademark may not be upheld if challenged and we may be prevented from using this trademark, which could harm our ability to make a profit.

5. Our officers and directors will be devoting only a fraction of their professional time to our activities. Our management's lack of devotion of time may make us more vulnerable than others companies to certain risks

Our current officers and directors will be devoting only approximately 30% of their professional time to our operations. Our management's lack of devotion of time may make us more vulnerable than others companies to certain risks, and it may also cause us to be more vulnerable to business risks associated with errors in judgment that could have been prevented by management devoting their full time and attention to our company.

6. Because we will close this offering within 90 days even if we raise only a nominal amount and we need a minimum of $30,000 to cover our offering expenses, the less money we raise under this offering increases the risk that you could lose all of your investment. There is no minimum number of shares that must be sold, and we will not refund any funds to you.

Even if we raise the entire $300,000, the maximum amount we are trying to raise in this offering you could lose all of your investment if we do not have enough money to implement and complete our proposed business operations. The less money we raise under this offering increases the risk that you could lose all of your investment. Your risk increases because if we raise less money it would be more likely that we will not have sufficient funds to implement or complete our proposed business operations. Our minimum amount required to fund and operate our business is approximately $200,000. We will close this offering in 90 days even if the amount we raise only a nominal amount and we will not refund any money we raise. We need a minimum of $30,000 to cover our estimated offering expenses. We may not even be able to raise this amount. If we are not able to raise sufficient funds to cover our estimated operating expenses and implement and complete our proposed business operations we will go out of business and you will lose your entire investment. There is no minimum number of shares that must be sold in this offering, even if we raise only a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to carry out our proposed operations. No money will be refunded to you under any circumstances.

7. If we are required to become certified and our unable to do so, we may be forced to go out of business.

It is proposed through legislated regulations that disposal of non-reusable e-Waste must, in the future, be legally processed through a certified facility (proposed EPA Regulations). When the proposed regulation takes effect it is our goal to become a certified recycling center. However, we are not certified and there is no guarantee we will be in the future. If we are unable to become certified we may be forced to go out of business.

RISKS ASSOCIATED WITH THIS OFFERING:

8. There is no public trading market for our common stock, so you may be unable to sell your shares.

There is currently no public trading market for our common stock. A market may never develop for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares.

9. Sales of common stock by our officers and directors will likely cause the market price for the common stock to drop.

A total of 3,000,000 shares of stock were issued to one of our two officers and directors. He paid an average price of $0.001 per share. Subject to the restrictions described under "Future Sales by Existing Stockholders" on page 32 of this prospectus, he may sell a portion of his stock in the future. If he does sell stock into the market, the sales may cause the market price of the stock to drop.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The net proceeds to us after deducting offering expenses of $30,000 will be $270,000 if all of the shares are sold. The first $30,000 raised will be used for offering expenses. We will use the net proceeds as follows:

Amount raised:	$50,000	$100,000	$150,000	$200,000	$250,000	$300,000

Allocation

Offering Expenses	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Marketing/Advertising	-	$10,000	$30,000	$40,000	$40,000	$50,000
Leasehold improvements	-	$50,000	$75,000	$100,000	$125,000	$125,000
Working capital	$20,000	$10,000	$15,000	$30,000	$55,000	$95,000

Leasehold improvements: Entails converting an existing warehouse space into a recycling center.

Marketing/Advertising expenditures are those expenditures we plan to make in connection the marketing and advertising of our end of life electronic recycling drop off depot. Our marketing and advertising efforts will focus in the greater Los Angeles area.

Los Angeles, California: This will be the beta test market for our marketing efforts, because it is the base of our operations and would give a fair representation of pricing in United States metropolitan cities.

Our expenditures in advertising and marketing in Los Angeles will be approximately $10,000 to $50,000 depending on the offering amount raised and based on the following advertising efforts:

Los Angeles Times: This newspaper has circulation of over 6 million copies per week.

Los Angeles Business Journal: This publication has circulation of 35,075 copies per week with a total audience of about 210,450 per week.

Radio Advertising: We will consider advertising on a talk radio station such as FM 97.1. For approximately $3000 per month we could do one sixty second commercial per day Mon-Friday 8p-12m in the Tim Conway Jr. and Brian Whitman Show.

Working capital is the cost related to operating our recycling centers and work space. Upon completion of the offering we intend to lease space for our recycling center. We intend to locate our administrative office within the Los Angeles recycling center and discontinue use of our current office in the residence of director David O'Neill. We estimate that $3,000 of working capital is needed on a per month basis equaling $36,000 for the first year for each facility. The amount includes sufficient funds for one year's worth of rent under lease agreement with a landlord. We estimate our monthly rent to be $2500 at each facility and includes telephone and utilities, printing, faxing and high-speed Internet service. We also anticipate paying a security deposit of one months rent. We have allocated the remaining $500 of working capital for miscellaneous administrative expenses such as office supplies, postage and delivery charges that we may incur during the year. We will also likely hire an office administrative assistant anticipated to be $2,000 per month.

Working capital also includes employee salaries. We anticipate hiring 2 to 7 laborers for sorting and dismantling. Employee wage is estimated to be approximately $10 per hour.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

If only $50,000 is raised from the offering, we will proceed as follows:

  The offering expenses will be paid.
  We will attempt to secure further funds with an additional private placement of our common stock.
  The development of a leasehold site into a recycling center and our marketing program will be delayed indefinitely until further funds can be secured by way of a private placement.

If only $100,000 is raised from the offering, we will proceed as follows:

  The offering expenses will be paid.
  We will conduct a scaled down version of our marketing advertising program. We will focus on flyer deliver focused on the residential and commercial areas surrounding our proposed recycling facility. We anticipated spending approximately $2,000 on the flyers. We will also devote up to $5,000 to advertisements in newspapers and journals. We may also devote up to $3,000 to upgrade our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering.
  We will secure an appropriate location for our recycling facility. We will commence development of the site to convert it into a recycling center. This will include the installation of dismantling and sorting tables; upgrading wiring and lighting as required; installation of a conveyor system connected from loading bays to sorting/dismantling tables. We anticipate locating an appropriate space and completing necessary upgrades within 30 to 45 days from completion of the offering.
  We will attempt to secure management services from one of our directors, David O'Neill, in exchange for our common stock. We have no agreement or arrangement in place to do this.
  We will have limited working capital of $10,000.

If $150,000 is raised from the offering, we will proceed as follows:

  The offering expenses will be paid.
  We will conduct a scaled version of our marketing advertising program. We will conduct flyer deliver focused on the residential and commercial areas surrounding our proposed recycling facility. We anticipated spending approximately $2,000 on the flyers. We will also devote up to $10,000 to advertisements in newspapers and journals. We will also devote up to $3,000 to upgrade our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering. In addition, we will devote up to $15,000 on billboard and local radio advertising.

  We will secure an appropriate location for our recycling facility. We will commence development of the site to convert it into a recycling center. This will include the installation of dismantling and sorting tables; upgrading wiring and lighting as required; installation of a conveyor system connected from loading bays to sorting/dismantling tables. We will also install a ventilation system for the facility. We anticipate locating an appropriate space and completing necessary upgrades within 30 to 45 days from completion of the offering.
  We will have limited working capital of $15,000.

If $200,000 is raised from the offering, we will proceed as follows:

  The offering expenses will be paid.
  We will conduct a partially scaled version of our marketing advertising program. We will conduct flyer deliver focused on the residential and commercial areas surrounding our proposed recycling facility. We anticipated spending approximately $2,000 on the flyers. We will also devote up to $10,000 to advertisements in newspapers and journals. We will also devote up to $3,000 to upgrade our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering. In addition, we will devote up to $25,000 on billboard and local radio advertising.
  We will secure an appropriate location for our recycling facility. We will commence development of the site to convert it into a recycling center. This will include the installation of dismantling and sorting tables; upgrading wiring and lighting as required; installation of a conveyor system connected from loading bays to sorting/dismantling tables; wash tubs for e-Waste. We will also install a ventilation system for the facility. In addition, we will consider constructing an additional loading bay to the facility. We anticipate locating an appropriate space and completing necessary upgrades within 30 to 45 days from completion of the offering.
  We will have working capital of $30,000. We will hire up to 5 laborers and consider leasing up to two trucks for pick up of e-Waste.

If $250,000 is raised from the offering, we will proceed as follows:

  The offering expenses will be paid.
  We will conduct a partially scaled version of our marketing advertising program. We will conduct flyer deliver focused on the residential and commercial areas surrounding our proposed recycling facility. We anticipated spending approximately $2,000 on the flyers. We will also devote up to $10,000 to advertisements in newspapers and journals. We will also devote up to $3,000 to upgrade our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering. In addition, we will devote up to $25,000 on billboard and local radio advertising.

  We will secure an appropriate location for our recycling facility. We will commence development of the site to convert it into a recycling center. This will include the installation of dismantling and sorting tables; upgrading wiring and lighting as required; installation of a conveyor system connected from loading bays to sorting/dismantling tables; wash tubs for e-Waste. We will also install a ventilation system for the facility. In addition, we will consider constructing an additional loading bay to the facility. In addition, we will purchase and install a grinding or abrasive turning machine. We anticipate locating an appropriate space and completing necessary upgrades within 30 to 45 days from completion of the offering.
  We will have working capital of $55,000. We will hire up to 6 laborers and consider leasing up to three trucks for pick up of e-Waste.

If the complete offering of $300,000 is sold, we will proceed as follows:

  The offering expenses will be paid.
  We will conduct a partially scaled version of our marketing advertising program. We will conduct flyer deliver focused on the residential and commercial areas surrounding our proposed recycling facility. We anticipated spending approximately $2,000 on the flyers. We will also devote up to $10,000 to advertisements in newspapers and journals. We will also devote up to $3,000 to upgrade our website. A simple site has been developed until more funds can be raised. We anticipate the development of a simple, fully functional website within 30 days from completion of the offering. In addition, we will devote up to $25,000 on billboard and local radio advertising.
  We will secure an appropriate location for our recycling facility. We will commence development of the site to convert it into a recycling center. This will include the installation of dismantling and sorting tables; upgrading wiring and lighting as required; installation of a conveyor system connected from loading bays to sorting/dismantling tables; wash tubs for e-Waste. We will also install a ventilation system for the facility. In addition, we will consider constructing an additional loading bay to the facility. In addition, we will purchase and install a grinding or abrasive turning machine. We anticipate locating an appropriate space and completing necessary upgrades within 30 to 45 days from completion of the offering.
  We will have working capital of $55,000. We will hire up to 6 laborers and consider leasing up to three trucks for pick up of e-Waste.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $300,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

  our lack of operating history
  the proceeds to be raised by the offering
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders our relative cash requirements
  the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of April 30, 2005, the net tangible book value of our shares of common stock was at ($0.00) or approximately NIL per share based upon 3,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $300,000, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.05 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 5,265,000 shares to be outstanding will be $205,612, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.04 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 4,515,000 shares to be outstanding will be $130,612, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.03 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 3,765,000 shares to be outstanding will be $55,612, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.01 per share.

After completion of this offering, if 3,000,000 shares are sold, new investors will own approximately 49% of the total number of shares then outstanding for which new investors will have made a cash investment of $300,000, or $0.10 per share. Our existing stockholders will own approximately 51% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000, or approximately $0.001 per share.

After completion of this offering, if 2,250,000 shares are sold, new investors will own approximately 42% of the total number of shares then outstanding for which new investors will have made a cash investment of $225,000, or $0.10 per share. Our existing stockholders will own approximately 58% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000, or approximately $0.001 per share.

After completion of this offering, if 1,500,000 shares are sold, new investors will own approximately 33% of the total number of shares then outstanding for which new investors will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 67% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000, or approximately $0.001 per share.

After completion of this offering, if 750,000 shares are sold, new investors will own approximately 19% of the total number of shares then outstanding for which new investors will have made a cash investment of $75,000, or $0.10 per share. Our existing stockholders will own approximately 81% of the total number of shares then outstanding, for which they have made contributions of cash totaling $3,000, or approximately $0.001 per share.

The following table compares the differences of new investors' investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS
Price per share	$0.001
Net tangible book value per share before offering	$NIL
Net tangible book value per share after offering	$0.05
Increase to present stockholders in net tangible book value per share after offering	$0.05
Capital contributions	$3,000
Number of shares outstanding before the offering	3,000,000
Number of shares after offering held by existing stockholders	3,000,000
Percentage of ownership after offering	51%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD
Price per share	$0.10
Dilution per share	$0.05
Capital contributions	$300,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	49%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.06
Capital contributions	$225,000
Number of shares after offering held by public investors	2,250,000
Percentage of ownership after offering	42%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	33%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$75,000
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	19%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of no more than 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through David O'Neill, one of our officers and directors. Mr. David O'Neill will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. David O'Neill will receive no commission from the sale of any shares. Mr. David O'Neill will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

  The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

  The person is not at the time of their participation, an associated person of a broker-dealer; and,
  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. O'Neill has not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. O'Neill is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. O'Neill is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. O'Neill has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. O'Neill intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of up to 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

  execute and deliver a subscription agreement;
  deliver a bank draft or certified funds to us for acceptance or rejection.

All bank drafts or certified checks for subscriptions must be made payable to "Global Electronic Recovery Corp."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

BUSINESS

General

The company was incorporated in the State of Nevada in September 2004 and has only just commenced operations. We maintain our statutory registered agent's office at 7251 West Lake Mead Blvd. Suite 300, Las Vegas 89128 and we work out of and in a home office space located at Suite 208-6240 West 3rd Street, Los Angeles, California, USA 90036. Our telephone number is (310) 467-9832. Our office space is an office located within the personal residence of Mr. David O'Neill. When we commence operations, it will be necessary for us to seek appropriate individual offices. Management believes suitable commercial space will be available when it is necessary. We intend to locate the administrative office within the site of our proposed recycling depot.

Our Business

We intend to be a business specializing in electronic waste collection, electronic waste recycling, and resource recovery. We believe that the disposal of electronic waste, or "e-Waste" is becoming a serious global issue. Electronics that have been discarded in landfills are releasing toxins and polluting the environment. The existing incineration recycling processes for e-Waste are releasing Green House Gas (GHG) Emissions and other dangerous air pollutants such as dioxins, heavy metals and hazardous acids.

Our fundamental goal is to enhance recovery, recycling, and the environmentally friendly disposal of e-Waste and other electronic components with minimal waste, minimal harmful emissions, and maximum re-usable raw materials retrieval. We recognize that e-Waste has become a significant source of raw materials.

An increasing number of state and local governments are considering options for managing end-of-life electronic equipment such as televisions and personal computers. Their concern centers around the continued growth of this waste stream, the potential for hazardous constituents in these products to cause disposal problems, and the desire to recover valuable materials from these products. According to Raymond Communications, more than two dozen e-Waste bills are under consideration by state legislatures. (From http://www.epa.gov/epaoswer/non-hw/reduce/epr/products/estate.html).

Services and Products Offered

We intend to provide the following services:

  e-Waste material sorting and dismantling;
  e-Waste pickup;
  Electronic refurbishing;
  Metals and plastics recovery;
  Cathode ray tube (CRT) recycling;
  Materials exchange
  Management of e-Waste for manufacturers;
  e-Waste collection from the public, manufacturing industry, and local governments; and
  Shipping of waste to appropriate waste or refurbishing center.

We intend to offer many services related to the recycling of e-Waste. Below is a description of these services.

1. e-Waste Pick Up

We intend to offer a pick up service for residential and commercial customers. A representative of our company will visit customers' places of residence or business and pick up e-Waste items. Our proposed collection fees will be as follows:

$100.00 stop charge (waived when processing fees total $100.00 or more)
Collect equipment from locations inside buildings (e.g., on desks): $50.00/person-hr
If Customer delivers equipment to us: 15% discount off invoice
Hauling beyond 20 mile radius: $1.50 per mile (round-trip)

2. Management of e-Waste from Manufacturers:

This service is designed specifically for the electronics industry as well as communities/municipalities and larger customers. The focus will be on the disposal of hazardous wastes produced during the manufacturing of electronic equipment as well as the management of commercial and residential e-Waste. Our services will provide complete e-Waste tracking. The principal benefit is the assurance of vital data protection.

3. Electronic Waste Sorting and Dismantling

This process involves the de-manufacturing of the electronic waste processes. The first step in the de-manufacturing process is the sorting and separating of electronics waste by size. Materials such as keyboards, computers, answering machines, etc. are then dismantled.

Our personnel will disassemble each machine into its component parts, plastics and metals and prepare everything for raw material extraction. We will use this basic method to eventually completely recycle all business and consumer electronics equipment without having to invest in extremely expensive processing equipment. If we raise $300,000 from this offering we may, however purchase a grinder machine.

Once the materials have been sorted and dismantled we will then commence step-by-step procedures for processing materials we receive which will ensure maximum recovery and complete environmental compliance. Incoming materials will be counted, weighed, and quantities are checked against the client's shipping information. Material will be assigned a control lot number and evaluated and tested to determine optimal recovery methods. An estimate on the total recovery potential will be determined by the material evaluation process.

Reusable components will be removed from the personal computer "PC" board.

Devices will be final tested to assure they meet the required specifications.

Reusable devices will be inventoried and priced based on current market conditions and sale history. Devices will be packaged in anti-static containers and shipped to third party purchasers. We do not have any contracts with third party purchasers at this time. Boards and non-recoverable IC's are directed to precious metal processors.

3. Electronic Waste Sorting and Dismantling

We anticipate that a significant portion of the recycling we will do will be of monitors and cathode ray tubes (CRTs). We intend to provide an environmental solution for all monitor and CRT debris. We plan to recycle all types of monitors and all types of quantities. This will include all basic monochrome monitors to 21" color flat screens. We believe our process will be an effective way to recycle this type of product while keeping our commitment to protecting the environment.

The large amounts of toxic materials contained within a monitor's cathode ray tube or CRT present serious problems for those seeking an environmental conscious alternative to landfill disposal. Lead, mercury, cadmium and phosphorous are a few of the many toxic elements found within a CRT. Lead is the most prevalent toxic material and many CRTs have been shown to leach this lead content into landfills.

We intend to handle the end-of-life of CRT's by first attempting to repair or resell the complete unit on the secondary market throughout the world. We have no contracts or agreements to sell these units at this time.

For CRT's that have absolutely no reuse potential, we intend to utilize a system which safely breaks down the glass to a point where the remaining material can be used as a flux in metal smelting refineries. We recognize that lead smelting operations are also harmful to the environment, but there are currently no other options available.

To get to the glass, monitors must be completely disassembled. The individual components include plastic, printed circuit boards, copper wiring, power and fly-back components and the CRT tube itself. "Fly-back components" refers to the transformer that generates the high voltage in a TV, monitor, or other CRT based piece of equipment. They are also referred to as Line OutPut Transformers.

Some of these materials such as the fly-back components and other electronics can be resold to repair facilities. Other materials that do not have an immediate market are stored until there are sufficient quantities to send to individual refineries designed to handle each specific type of material.

5. Electronics Sold for Refurbishing:

Units and parts not under a data protection agreement, if in good condition, are sent to third party refurbishing facilities for repair and reuse. The refurbished units and parts are then sold in the used electronics market. We will sell these items to the refurbishing centers on a per item or bulk basis. We have no agreements or contracts in place with any third party refurbishers.

6. Shipping

Once the electronic waste is dismantled we will ship materials in good condition to refurbishing centers. The remaining electronic waste will be shipped to third party waste recyclers in containers.

We will consider shipping some e-Waste or products we are not able to refurbish offshore. The shipping of e-Waste to foreign countries is a subject of controversy. It is not illegal for U.S. companies to ship e-Waste to foreign countries. The U.S. EPA currently exempts e-Waste from export regulations. We are mindful of the concerns regarding the shipment of e-Waste to foreign countries especially third world countries and we intend to enter into contractual agreements only with specialized processing plants that can ensure environmental compliance with ISO standards. ISO stands for the International Organization for Standardization. ISO is an international organization composed of national standards bodies from over 75 countries. There are plants in the Philippines, Hong Kong and Taiwan that operate in accordance with these standards.

We have not entered into any agreements with any specialized processing plants to date. The facility in the Philippines was established for the specific purpose of recycling electronics scrap and they specialize in electronics recycling, environmental protection and emissions control. The Philippines facility is located in a free trade zone. The main purpose of the Philippines plant is to sort usable equipment and then refurbish it for resale on the second hand market. All the remaining unusable scrap is de-manufactured and dismantled to a degree that is suitable for shipping to other partner facilities for processing. It is our intention that all of the facilities that we work with comply with all relevant international standards for pollution prevention and labor protection. We will request documentation that any prospective facilities we deal with operate in accordance with ISO standards. We have no contracts or agreements with any such facilities.

Revenue Generation

Each service we intend to provide results in revenue and therefore we believe that the business model is distinctive in that both the supply and the sales side of the business result in net positive sales income. Users pay to have e-Waste removed and recovered while processors pay for sorted e-Waste to produce raw materials or refurbished goods.

As stated above, we intend to generate revenue both upon receipt of the e-Waste at our proposed recycling center and for the sale of the dismantled waste to third party refurbishing centers. We anticipate that our prices for electronic waste products received at our proposed recycling center to be as follows:

Process Fees
Item	Price
Monitors	$10.00
Desktop Computer	$ 8.00
Printer, Impact (Ink Jet)	$10.00
Keyboard	$ 0.35/lb
Mouse	$ 0.35/lb
Laptop Battery	$ 2.00
Circuit Boards (price per lb.)	$ 0.25
Batteries (price per lb.)	$ 2.00
Terminal w/base	$12.00
Mainframe	$75.00
Misc. Electronics (price per lb.)	$ 0.35
Network Hub/Router	$ 4.00
Server	$15.00
Typewriter	$ 8.00
Laptop/portable	$15.00
Printer, Laser	$18.00
Mac computer/screen	$10.00
CD-ROMs	$ 1.00
Hard Drives	$ 1.00

Fax Machine	$12.00
Photocopier	$50.00
Cash Register	$25.00
Docking Station	$ 5.00
Cellular phones	$2.50
Pager	$ 2.00
External Modem	$ 2.00
External Drive	$ 2.00
Scanner	$12.00
Desktop Plotter	$12.00
Plotter on a Stand	$20.00
Line Printer	$15.00
Mainframe Controller	$ 8.00
Speakers	$ 0.50
UPS	$15.00

As an alternative to unit pricing, Customers may pay $.35/lb for all equipment processed.

We also intend to offer pick-up service for e-Waste. Our proposed collection fees will be as follows:

  $100.00 stop charge (waived when processing fees total $100.00 or more)
  Collect equipment from locations inside buildings (e.g., on desks): $50.00/person-hr
  If Customer delivers equipment to us: 15% discount off invoice
  Hauling beyond 20 mile radius: $1.50 per mile (round-trip)

Identification of Market Opportunity

We believe that the electronics recycling is an emerging industry at a critical point in its development in terms of growth potential and the challenges it presents. As the production and use of electronic products continues to increase dramatically throughout the consumer and commercial markets, the challenges of disposal and recovery of materials has become significant.

The principal sources of e-Waste have been manufacturers and commercial users. According to our independent research most companies involved in electronics recycling are relatively small, typically have fewer than 30 employees, and have been in business for less than 5 years.

Significant legal penalties associated with improper disposal of electronic waste now exist. E-Waste includes computers, televisions, monitors, cell phones, pagers, microwave ovens, hand-held devices, etc. One of the requirements of these soon to be legislated regulations is that disposal of non-reusable e-Waste must, in the future, be legally processed through a certified facility (proposed EPA Regulations). When the proposed regulation takes effect it is our goal to become a certified recycling center. However, we are not certified and there is no guarantee we will be in the future.

The Silicon Valley Toxics Association and the Basel Action Networks completed a study titled "Exporting Harm" (2001). They stated, "Millions of pounds of electronic waste from obsolete computers and TVs are being generated in the U.S. each year - an estimated 50% to 80% collected for recycling - are being exported (for dumping and re-use)."

The article also cites the fact that tens of millions of consumer electronic products such as computers and televisions are purchased each year in Canada and the United States. To date, the volume of consumer electronic products being recycled has not been significant. It is estimated that over 70% of such products in the US are currently disposed of in landfills. For example there are approximately 200 million TV sets in the United States. It is estimated that a large number of these units will be land filled within the next five years due to shift towards new standards such as high definition television (HDTV). Historically, consumers have not understood the need to properly dispose of and recycle e-Waste and secondly, rarely had access to collection depots where these types of materials can be safely deposited.

Additional Facts

The following facts were taken from an article entitled "Poison PCs and Toxic TVs: California's Biggest Environmental Crisis That You've Never Heard Of" written by the Silicon Valley Toxics Coalition:

  Rapid innovation which now brings new technologies to market every 18 months. The useful life-span of a personal computer has decreased from four or five years to two years leading to rapid obsolescence;
  Electronic waste already constitutes from 2% to 5% of the US municipal solid waste stream and is growing rapidly;
  According to the US Environmental Protection Agency (EPA), in 1997 more than 3.2 million tons of E-Waste ended up in US landfills. In a new report for the EPA, analysts estimate that the amount of E-Waste in US landfills will grow fourfold in the next few years;
  Analysts estimate that more than 6000 computers become obsolete in California every day. They are either disposed of in the trash and subsequently landfilled by trash collectors - often illegally - or stored in attics and garages for a later day when they will be disposed of;
  Studies estimate that the number of obsolete computers in the United States will soon be as high as 315 to 680 million units. By the year 2005, one computer will become obsolete for every new computer put on the market;
  Each computer or television display contains an average of 4 to 8 pounds of lead. The 315 million computers that became obsolete between 1997 and 2004 contained a total of more than 1.2 billion pounds of lead. Monitor glass contains about 20% lead by weight. When these components are illegally disposed and crushed in landfills, the lead is released into the environment, posing a hazardous legacy for current and future generations. Consumer electronics already constitute 40% of lead found in landfills. About 70% of the heavy metals, including mercury and other hazardous substances found in electronics can contaminate groundwater and pose other environmental and public health risks.

Possible Solutions

The large volumes of electronic products that will become obsolete in the near future will need to be recycled into reusable materials. We believe that our recycling processes and services like those we intend to offer will play an integral role by generating the raw materials necessary to manufacture new products while minimizing the hazardous by-products generated by the current disposal methods. We are of the view that the business of e-Waste recycling will become vital to the electronic industry's economics.

Currently, there are two common methods for the disposal of e-Waste: landfills and incineration. These methods only exacerbate existing water and air pollution problems and contribute to global warming. The incineration of e-Waste contributes to the release of carbon dioxide and other toxic emissions into the atmosphere. Burying e-Waste contributes to heavy metals such as lead and mercury leaching into the soil and ground water sources surrounding landfill sites. These disposal methods do not present viable short or long-term solutions to the issue of electronic waste management.

The following factors have created an opportunity for us and we believe will lead to a market leadership position:

  Governments, industry and individuals are willing to pay to have their e-Waste disposed of in an environmentally safe and efficient manner.
  There is a growing demand for recycled raw materials.
  There are emerging markets in Asia, Africa, and South America that have a growing consumer base for reusable electronics.
  There is increasing demand for goods manufactured from recycled materials such as copper sulfate which is used as an additive in animal feed as well as in the mining industry. There is also a market for roofing and flooring tiles manufactured from the fiberglass residue of the circuit board in e-Waste.
  Smelting companies use primitive methods and have little opportunity to change their practices due to their reliance on old technologies.
  Manufacturers such as Hewlett Packard have attempted to develop their own recycling programs and have noted that as much as 5% of sales must be diverted to such initiatives compared to the cost of contracting out at only 3%.
  The FCC recently ruled that, within four years, televisions must be equipped with technology for receiving over-the-air digital signals. As a result of this action, an estimated 500 million CRT devices will need to be recycled.

Regulatory Changes

Regulatory changes are already signaling a shift towards improved management of the waste stream. The European Commission (EC) has adopted a proposal for a Directive on Waste Electrical and Electronic Equipment (WEEE) and a proposal for a Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment. The proposed Directives are designed to address the e-Waste stream of electrical and electronic equipment and are designed to work in tandem with the European Union measures on landfill and incineration of e-Waste. Increased recycling of electrical and electronic equipment, in accordance with the requirements of the proposal for a WEEE Directive, will limit the total quantity of waste going to final disposal.

Currently more than 90% of EC e-Waste ends up in disposal or shredding facilities without any pre-treatment, decontamination or proper recycling. This waste is increasing at a rate of 3-5% per year. The WEEE Directive mandates 75% recovery of Information Technology and Telecom waste by the year 2006 and a 70% recycling and reuse rate prescribed for equipment containing a cathode ray tube.

Our research has found that there are already a number of countries with mandatory electronics recovery laws, including Belgium, Denmark, Italy, Netherlands, Norway, Sweden, Switzerland, Portugal, Japan and Taiwan. We acknowledge that we intend to operate in the United States and developments in countries outside of the United States do not necessarily mean that these developments will occur here. However, we believe this growing global awareness for the need for e-Waste recycling will continue to occur in the United States also. In some states, particularly California, legislation regulating e-Waste recycling has been adopted.

California

California has enacted legislation (the Electronic Waste Recycling Act of 2003) to establish a funding system for the collection and recycling of certain electronic wastes. The California Integrated Waste Management Board has adopted new emergency regulations to implement portions of the statute.    The Act, among other things, establishes a recycling fee to be paid by the manufacturers of cathode ray tube (CRT) devices such as computer monitors and televisions. CRT devices, which fall under the umbrella term e-Waste can contain lead, cadmium, mercury and other hazardous materials that pose significant risk to health. For instance, computer monitors and televisions typically contain four to eight pounds of lead. Currently, less than 10% of CRT devices are recycled, despite a statewide ban on putting CRT devices into landfills. Many end up in landfills nonetheless, and then pose a significant risk of toxics leaking into nearby groundwater. The Silicon Valley Toxics Coalition has stated that E-Waste is one of the fastest-growing and most toxic waste streams.

Other key elements of the Act include:

  Reduction in hazardous substances used in certain electronics products sold in California.
  Collection of an electronic waste recycling fee at the point of sale of certain products
  Distribution of recovery and recycling payments to qualified entities covering cost of electronic waste collection and recycling
  Directive to establish environmentally preferred purchasing criteria for state agency purchases of certain electronic equipment.

Future Services

Although the current focus for waste collection is electronics such as computers, monitors, televisions, radios and similar devices, we believe there is enormous potential in the collection of other goods as well, for example: "white goods" such as refrigerators, stoves and other heavy home appliances. We believe we have the requisite skills and expertise to collect and harvest these goods appropriately. Therefore in the future we may expand the collection of goods to include white goods and others types of waste. NO FUNDS FROM OUR CURRENT OFERRING WILL BE USED FOR THESE FUTURE SERVICES.

Target Market

Our target market is the United States. Specifically, our implementation will be in Los Angeles, California. We believe that California is large enough to support numerous collection centers. However, we are raising funds for one facility only. If we expand, and there is no guarantee that we will, no funds from this offering will be allocated towards such expansion.

Our collection facility will be in Los Angeles, California.

Marketing Plan

Creating and Maintaining Customers

It is our goal that our customer base will be comprised of electronic manufacturers, large and small businesses, governmental institutions and the private sector. E-Waste is currently a significant problem in all of these sectors. We hope to demonstrate to potential customers the environmental and financial benefits of our electronic recycling and why it is both environmentally sound and cost-effective. The upstream benefits result from the recycling of materials such as plastics, ferrous and other metals and glass, rather than manufacturing these from virgin materials. The issue of social responsibility alone is compelling and self-evident, but combined with the economics and possible regulatory pressure, we believe is the clear choice for e-Waste management solutions.

In terms of new business development, we will concentrate our efforts and more actively pursue the business and private sectors through partnerships and strategic alliances and marketing. We may, through educational and marketing initiatives, continually promote the environmental and economic benefits of electronics recycling as well as the public's social responsibility.

To retain and grow existing customers, we will ensure that electronic recycling is made as convenient as possible for them. It is our goal that more recycling depots and drop off locations will be added over time.

Updated information about us and electronics recycling is available on-line at our website, www.globalelectronicrecovery.com. We may also dispense information to the public through the media, information sessions, seminars, and conferences.

Sales and Distribution Plan

By the nature of the business model, we have two potential sources of customers, those coming to collection centers with e-Waste and those processors who are buying the collected and sorted e-Waste from us. Although it is more important to market to the e-Waste supply customers (thus ensuring a stable supply of e-Waste), some degree of marketing and promotion also needs to be conducted with the processors. Currently, we believe the high demand for the recovered materials ensures the high interest of the processors. For the foreseeable future, this is expected to also remain true. However, some degree of spot marketing and customer relation may be required at intervals throughout the year. We have not yet developed any marketing plan aimed at potential processors.

Promotional Strategy

Industry Associations: We plan to join the California Resource Recovery Association (CRRA). The CRRA is an organization of individuals, recycling centers and companies pledged to the conservation of natural resources. The CRRA assists its member with their programs and conducts activities that will promote resource conservation by the people of California. We will also consider joining technical councils of the CRRA.

CRRA members are encouraged to join technical councils to provide input on key policy issues and to develop more services in specific areas of interest. One of the councils is the e-Waste Handlers Technical Council. This council advocates the setting up of environmentally safe procedures for the collecting and safe handling of e- Waste. The council also helps local generators and recyclers, develop methods of educating the public about proper e-Waste disposal, and provides a suitable marketplace to encourage reuse, rebuild and then recycle.

By virtue of our membership in the CRRA we will also become members of the National Recycling Coalition. The National Recycling Coalition, Inc. (NRC) is a nonprofit organization of more than 4,000 individuals, businesses and government agencies involved in all aspects of recycling, waste prevention, reuse and composting. As the largest national organization of its kind, NRC serves as the national voice of and resource for recycling.

We believe that membership in both organizations may result in significant exposure and referrals. Both customers as well as buyers of recovered materials contact such organizations seeking information, suppliers and referrals. Membership in such industry bodies may also provide credibility as well as a forum for industry issues and a common voice to effect change and increase understanding and acceptance of electronics recycling.

Below are some of our planned promotional activities:

Advertising and marketing

Our expenditures in advertising and marketing in the greater Los Angeles area:

Los Angeles Times: This newspaper has circulation of over 6 million copies per week

Los Angeles Business Journal: This publication has circulation of 35,075 copies per week with a total audience of about 210,450 per week. We may also place ads in various environmental and electronic industry publications such as Recycling Today and E-Scrap News.

Radio: We will consider radio spots on local radio stations in the greater Los Angeles area. We will consider advertising on a talk radio station such as FM 97.1. For approximately $3000 per month we can do one sixty second commercial per day Monday to Friday 8pm-12pm on the Tim Conway Jr. and Brian Whitman Show.

Billboards: We will consider limited billboard advertising in the greater Los Angeles area.

Trade Shows and Conferences: We intend to display its services at several electronic manufacturer trade shows over the next 24 months. It is believed that our presence at these trade shows will raise awareness of the need to recycle e-Waste. Attending trade shows will also help us maintain key industry contacts and keep abreast of changes in the industry.

Employees

As of July 20, 2005, we had no employees other than our officers. We are not a party to any collective bargaining agreements. We have not entered into any employment agreements with any of our executives. We anticipate that we will enter into employment agreements with our officers when, and if, our revenue production justifies such agreements. We do not currently anticipate that we will hire any employees in the next three months, unless we generate significant revenues. From time-to-time, we anticipate that we will also use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
David O'Neill 6240 West 3rd Suite 208, Los Angeles, California USA 90036	41	President, Secretary and member of the Board of Directors
Brian Martel 2827 Crossley Drive, Abbotsford, BC, Canada V2T 5H5	35	Treasurer and member of the Board of Directors

The persons named above have held their offices/positions and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

David O'Neill has been our President, Secretary and a member of our board of directors since inception. Mr. O'Neill will devote approximately 30% of his professional time to our business.

From 2001 through to 2003 Mr. O'Neill was a sales consultant at Vancouver Auto BMW. From 2003 to 2005 Mr. O'Neill was a sales consultant with Carter Honda Motorsports. Mr. O'Neill graduated from Mount Royal College in Calgary, Alberta with a diploma in Business Administration in 1989.

Mr. Martel has been a member of our board of directors since inception. From 2002 to 2005 Mr. Martel was Vice President of Operations for Electronics Recycling Canada of Vancouver, British Columbia. Prior to this Mr. Martel's operational experience includes serving as General Manager for HVAC Canada Corporation from February 2001 to January 2002 and Plant Manager for a community endeavors and community futures timber project through Ptarmigan Timber and the Provincial Government of British Columbia from April 1997 to March 1999.

Conflicts of Interest

We believe that our directors and officers will be subject to conflicts of interest in their devotion of time to projects that do not involve us. Otherwise we do not see any prospective conflicts of interest. Mr. Martel is no longer working with Electronics Recycling Canada.

EXECUTIVE COMPENSATION

Summary Compensation

Our officers and directors have received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not expect to pay any cash salaries to our officers until such time as we generate sufficient revenues to do so.

Indemnification

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering	Percentage of Ownership if No Shares Sold in the Offering
David O'Neill 6240 West 3rd Suite 208, Los Angeles, California USA 90036	3,000,000	3,000,000	51%	100%
All Officers and Directors as a Group	3,000,000	3,000,000	51%	100%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Mr. O'Neill is the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 3,000,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available if and when as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 51% of our outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker-dealers are willing to make a market in our stock and it may effect the level of news coverage you receive.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent for our securities immediately prior to the date this prospectus is declared effective.

CERTAIN TRANSACTIONS

The company was incorporated in the State of Nevada on September 27, 2005.

In October 2004 we issued a total of 3,000,000 shares of restricted common stock to David O'Neill one of the officers and directors of our company. This was accounted for by payment of cash of $3,000.

To date we have borrowed approximately $4,000 from one our officers and directors who has paid for some administrative and offering costs. The loans do not bear interest and have not been repaid as of date. There are no documents reflecting the loans and they are not due on any specific date. The director and officers will accept repayment of the loan when money is available.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to January 31, 2005, included in this prospectus have been audited by Lopez, Blevins, Bork & Associates as set forth in their report included in this prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Clark Wilson LLP Attorneys, located in Vancouver, British Columbia.

FINANCIAL STATEMENTS

Our fiscal year end is January 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by management and will be audited by an Independent Auditor. Our audited financial statement from inception to January 31, 2005, and our unaudited statements for the period from inception ending April 30, 2005, immediately follow:

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Global Electronic Recovery Corp.
(A Development Stage Company)
Vancouver BC, Canada

We have audited the accompanying consolidated balance sheet of Global Electronic Recovery Corp., as of January 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 27, 2004 (Inception) through January 31, 2005. These financial statements are the responsibility of Global's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Electronic Recovery Corp., as of January 31, 2005, and the results of its operations and its cash flows for the period from September 27, 2004 (Inception) through January 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Lopez, Blevins, Bork & Associates, LLP
Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

May 20, 2005

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

January 31,
2005
ASSETS
Current assets
Cash	$ 6,984
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Shareholder advances	$ 4,024
Total current liabilities	4,024
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 75,000,000 shares authorized, 3,000,000 shares issued and outstanding	3,000
Deficit accumulated during the development stage	(40)
Total Stockholders' Equity	2,960
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 6,984

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
September 27, 2004 (Inception) through January 31, 2005

Inception through January 31,
2005
Expenses:
General and administrative	$ 40
Net loss	$ (40)
Net loss per share:
Basic and diluted
Weighted average shares outstanding:
Basic and diluted	3,000,000

GLOBAL ELECTRONIC RECOVERY CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
Period from September 27, 2004 (Inception) through January 31, 2005

	Common stock		Deficit accumulated during the development stage	Total
	Shares	Amount
Issuance of common stock for cash	3,000,000	$ 3,000	$ -	$ 3,000
Net loss	-	-	(40)	(40)
Balance, January 31, 2005	3,000,000	$ 3,000	$ (40)	$ 2,960

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
September 27, 2004 (Inception) through January 31, 2005

Inception through January 31,
2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (40)
CASH FLOWS USED IN OPERATING ACTIVITIES	(40)
CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder advances, net	4,024
Sale of common stock	3,000
CASH FLOWS PROVIDED BY FINANCING	7,024
NET CHANGE IN CASH	6,984
Cash, beginning of period	-
Cash, end of period	$ 6,984

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Global Electronic Recovery Corp. ("Global") was incorporated on September 27, 2004 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. Global is engaged in the business of electronic waste recycling.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Global records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Financial Instruments

Global's financial instruments consist of cash, accounts payable and accrued liabilities, notes payable and in amounts due to related parties. Unless otherwise noted, it is management's opinion that Global is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

The fair value of the amounts due to related parties is not determinable as they have no repayment terms.

Recent Accounting Pronouncements

Global does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Global's results of operations, financial position or cash flow.

NOTE 2 - INCOME TAXES

For the year ended January 31, 2005, Global has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved.

NOTE 3 - NOTES PAYABLE

In October 2004 the sole shareholder of Global loaned the company approximately $4,000 with no specific terms of repayment.

NOTE 4 - COMMON STOCK

In October 2004, Global issued 3,000,000 shares of stock to its founding shareholder for $3,000 cash.

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

April 30,
2005
ASSETS
Current assets
Cash	$ 4,874
TOTAL ASSETS	$ 4,874
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Shareholder advances	$ 4,024
Total current liabilities	4,024
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 75,000,000 shares authorized, 3,000,000 shares issued and outstanding	3,000
Deficit accumulated during the development stage	(2,150)
Total Stockholders' Equity	850
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,874

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Three months ended April 30, 2005 and
September 27, 2004 (Inception) through April 30, 2005

	Three months ended April 30,	Inception through April 30,
	2005	2005
Expenses:
General and administrative	$ 2,110	$ 2,150
Net loss	$ (2,110)	$ (2,150)
Net loss per share:
Basic and diluted
	$ (0.00)	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	3,000,000	3,000,000

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
September 27, 2004 (Inception) through January 31, 2005

	Three months ended April 30,	Inception through January 31,
	2005	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (2,110)	$ (2,150)
CASH FLOWS USED IN OPERATING ACTIVITIES	(2,110)	(2,150)
CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder advances, net	-	4,024
Sale of common stock	-	3,000
CASH FLOWS PROVIDED BY FINANCING	-	7,024
NET CHANGE IN CASH	(2,110)	4,874
Cash, beginning of period	6,984	-
Cash, end of period	$ 4,874	$ 4,874

Global Electronic Recovery Corp.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Global Electronic Recovery Corporation. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2005 as reported in Form SB-2, have been omitted.

Until the date which is ninety (90) days from the date of the effectiveness of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

SUMMARY OF PROSPECTUS	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR COMPANY	7
RISKS ASSOCIATED WITH THIS OFFERING	8
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	11
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	11
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	13
BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
MANAGEMENT	25
EXECUTIVE COMPENSATION	27
PRINCIPAL STOCKHOLDERS	28
DESCRIPTION OF SECURITIES	29
CERTAIN TRANSACTIONS	30
LITIGATION	31
EXPERTS	31
LEGAL MATTERS	31
FINANCIAL STATEMENTS	F-1--F-11

GLOBAL ELECTRONIC RECOVERY CORP.
PROSPECTUS
3,000,000 SHARES OF COMMON STOCK

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to this Prospectus.
  Article XI of the Bylaws of the company, filed as Exhibit 3.2 to this Prospectus.
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 75.00 1,000 4,000.00 20,000.00 0.00 0.00 3,000.00 1,500.00 500.00
TOTAL	$30,000.00

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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

David O'Neill 6240 West 3rd Street Suite 208, Los Angeles, California USA 90036	October, 2004	3,000,000	Cash of $3,000

We issued the foregoing restricted shares of common stock to Mr. O'Neill under Section 4(2) of the Securities Act of 1933. Mr. O'Neill is a sophisticated investor, is an officer and director of the company, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1	Articles of Incorporation
3.3	Bylaws
4.1	Specimen Stock Certificate.
5.1	Opinion of Clark, Wilson LLP regarding the legality of the Securities being registered.
23.1	Consent of Lopez, Blevins, Bork & Associates, LLP Certified Public Accountants.
23.2	Consent of Clark, Wilson LLP (included in Exhibit 5.1)
99.1	Subscription Agreement.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, USA on this 29th day of July, 2005.

GLOBAL ELECTRONIC RECOVERY CORP.

BY: /s/ David O'Neill
David O'Neill
President, Secretary, Treasurer and a
member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David O'Neill, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and

Page II-3

to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ David O'Neill David O'Neill	President, Treasurer, Secretary, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and member of Board of Directors	July 29, 2005
/s/ Brian Martel Brian Martel	Member of Board of Directors	July 29, 2005

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